Exhibit 99.1

Contact::	Robert Mercer
DIRECTV, Inc.
(310) 726-4683

The DIRECTV Group, Inc. Announces Purchase

of 15.5 Million Shares of Its Common Stock

EL SEGUNDO, Calif., May 18, 2006 – The DIRECTV Group, Inc. (NYSE:DTV) announced that it has agreed to purchase a total of 15.5 million shares of its common stock, at $17.12 per share in cash, from the General Motors Special Hourly Employees Pension Trust and the General Motors Special Salaried Employees Pension Trust. The United States Trust Company of New York acts as independent trustee for these plans.

The transaction is expected to be completed on May 24, 2006. Including this transaction, DIRECTV Group has repurchased approximately 141.5 million of its shares for an aggregate of approximately $2.24 billion out of its authorized $3.0 billion share repurchase program.

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current beliefs or expectations and are inherently subject to uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved.

DIRECTV Group (NYSE:DTV) is a world-leading provider of digital television entertainment services. DIRECTV Group is approximately 37 percent owned by News Corporation. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., which is a wholly owned subsidiary of DIRECTV Group and the nation’s leading digital television service provider with more than 15 million customers.

SOURCE:  DIRECTV, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding The DIRECTV Group, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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